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EXHIBIT 5.1

CONSENT OF INDEPENDENT AUDITORS

The Sponsors and Trustee of Equity Investor Fund, Select S&P Industrial Portfolio 2001 Series H,
Defined Asset Funds:

We consent to the use in Amendment No. 1 to Registration Statement No. 333-52248 on Form S-6 of our report dated January 8, 2001, relating to the statement of condition of Equity Investor Fund, Select S&P Industrial Portfolio 2001 Series H, Defined Asset Funds and to the reference to us under the heading "How The Fund Works—Auditors" in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
 New York, NY
January 8, 2001

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